EXHIBIT 21.1

SUBSIDIARIES OF HEALTHSTREAM, INC.

Names Under Which We Do Business	State or Other Jurisdiction of Incorporation or Organization

VerityStream, Inc. (f/k/a Echo, Inc.)	Tennessee

HealthStream Information Solutions Company	Nova Scotia, Canada

Change Australia Pty Ltd	Australia

Change Healthcare New Zealand	New Zealand

CHC Max Holdings, LLC	Delaware

ProcessData, Ltd.	Illinois

HCT2 Co. d/b/a/ NurseGrid	Delaware

ShiftWizard, Inc.	Delaware

HSTM Max Holdings, Inc.	Tennessee

NHQ Canada, LLC	Colorado